Class 2 Note Amendments – Dated May 17, 2011

The maturity date of all of Integral Vision, Inc.’s (the “Company”) Class 2 Notes amended with this amendment and held in the name of the undersigned as of May 17, 2011 shall be extended to July 1, 2013.

Specified Orders (and related terms):

The Specified Orders for these Class 2 Notes shall be amended to the terms as follows:

Class 2 Notes which are amended with this amendment (“May 17 Class 2 Notes”) shall be repaid from 40% (forty percent) of all payments received by the Company (including, without limitation any Subsidiary of the Company [whether partly or wholly owned by the Company] or successor to the Company) (“Company and its Subsidiaries”) for the design, sale, or service (including modifications or additions thereto) for all display inspection systems or sales or contracts relating thereto:

a.	above $6 million from May 1, 2011 through January 1, 2012,

b.
above $6.5 million from May 1, 2011 through February 1, 2012 (payments made to May 17 Note holders pursuant to “a.” above shall reduce the amount due May 17 Class 2 Note holders pursuant to this section “b.”),

c.
above $7.0 million from May 1, 2011through March 1, 2012 (payments made to May 17 Note holders pursuant to “a.” through “b.” above shall reduce the amount due May 17 Class 2 Note holders pursuant to this section “c.”),

d.
increased by $500,000 for each month after March 1, 2012 above the $7.0 million in “c.” above until all of the Company’s May 17 Class 2 Notes are repaid in full including accrued interest due thereon.  Payments made to May 17 Class 2 Note holders pursuant to “a.” through “c.” combined with payments made for any month after March 1, 2012 shall reduce the amount due May 17 Class 2 Note holders for subsequent months after March 1, 2012.

For example, for the period May 1, 2011 through July 1, 2012, the Company is obligated to repay May 17, 2011 Class 2 Note holders 40% of all payments received by the Company above $9.0 million (with payments made to May 17 Class 2 Note holders pursuant to these Specified Orders prior to June 1, 2012 reducing the amount due May 17 Class 2 Note holders for the month ending July 1, 2012.

Other terms and conditions:

This May 17 Class 2 Note holder hereby waives (retroactively) its right to receive any payments due it pursuant Specified Orders terms prior to May 17, 2011 that were not remitted to it.
Other terms and conditions (continued):

1.
Amounts payable to May 17 Class 2 Notes pursuant to the above terms shall be paid first to the latest issued May 17 Class 2 Notes then outstanding until said note is paid in full including accrued interest due thereon.  If more than one May 17 Class 2 Note was issued on the same date, said note holders will share an undivided interest in payments payable by the Company until their notes are paid in full including accrued interest due thereon.  For the purpose of this section, all Class 2 Notes outstanding on September 15, 2008 (the date of a major restructuring of the Company’s notes – $1,576,000 principal face amount) shall be considered to have been issued September 15, 2008.

2.
All deposits received by the Company and its Subsidiaries on orders placed by its customers shall not be included in the calculations of payments received by the Company and its Subsidiaries until the Company and its Subsidiaries has received the earlier of a second progress payment or the final payment for the system or systems ordered for which the deposit payment was made.

3.
Additionally, any sales commissions payable to agents of the Company and its Subsidiaries shall be excluded from the amounts of payments received by the Company and its Subsidiaries when calculating the amounts payable to May 17 Class 2 Note holders – said excluded commissions are hereby limited to a maximum of 15% (fifteen percent) of the payment or partial payment received by the Company and its Subsidiaries pursuant to an order.  For the purposes of this section, commissions payable to employees or former employees of the Company and its Subsidiaries (former employees being defined individuals employed by the Company and its Subsidiaries at any time after May 17, 2011) shall not be excluded from the amounts of payments received by the Company and its subsidiaries when calculating the payments due May 17 Class 2 Note holders.

4.	This May 17 Class 2 Note holder hereby waives any Default Interest payments due on said notes retroactively from September 30, 2010 through May 17, 2011.

5.
If the Company elects to repay May 17 Class 2 Notes from other funds than those payments required pursuant to the Specified Orders herein, said repayments shall be made in the same order as in Section “1.” above with the following exception:  The designated Agent of the Note holders (pursuant to the Fifth Amended and Restated Note and Warrant Purchase Agreement) may direct the Company to make up to $100,000 of payments to note holders based on “special circumstances” of said note holders rather than paying note holders in the order specified in Section “1.” above.  The Agent’s determination of “special circumstances” shall be in its sole discretion.  The current Agent is The Klonoff Company, Inc.

Other terms and conditions (continued):

Class 2 Note Amendments — Dated May 17, 2011

6.
This amendment shall be effective when Class 2 Note holders holding at least 90% (ninety percent) of the principal face amount of all of the Company’s Class 2 Notes outstanding at May 17, 2011 sign this amendment.

All of the Class 2 Notes held in the name of the undersigned Note holders as of May 17, 2011 shall be amended according to the terms herein.

Additionally, the Class 2 Notes issued in the name of John R. Kiely, III Trust dated May 22, 2007, John R. Kiely, III, Trustee since September 27, 2010 shall have their trust name corrected to the Kiely 1979 Trust FBO John R. Kiely, III, John R. Kiely, III, Trustee.  The six notes incorrectly titled are as follows: 1) Note 140 issued September 27th in the amount of $86,000, 2) Note 141 issued September 28th in the amount of $39,000, 3) Note 151 issued January 26th in the amount of $65,000, 4) Note 153 issued February 23rd in the amount of $65,000, 5) Note 156 issued March 28th in the amount of $55,000, and 6) Note 159 issued April 20th in the amount of $50,000.  All of the funds for these six notes came from the Kiely 1979 Trust FBO John R. Kiely, III, John R. Kiely, III, Trustee.

John R. Kiely, III,	John R. Kiely, III, Co-Trustee
John R. Kiely, III Trust dated May 22, 2007	Michael Hughes Kiely 1986 Family Trust
17817 Davis Road	dated November 3, 1986
Dundee, Michigan 48131	17817 Davis Road
Dundee, Michigan 48131

John R. Kiely, III, Trustee	John R. Kiely, III, Trustee
John R. & Margaret Lee Kiely Revocable Trust	Kiely 1979 Trust FBO John R. Kiely, III
in care of First Republic Investment Management	17817 Davis Road
Custodian Account # A 9 G - 3 0 1 7 5 7	Dundee, Michigan 48131
1000 SW Broadway, Suite 1810
Portland, OR 97205

/s/ John R. Kiely, III
By John R. Kiely, III in his respective capacities

Note:  Michael H. Kiely, Co-Trustee of the Michael Hughes Kiely 1986 Family Trust has to sign a note amendment for the notes held is said trust to be amended.

Michael H. Kiely (personally)	Michael H. Kiely, Co-Trustee
Michael Hughes Kiely 1986 Family Trust
30 Gladys Drive	dated November 3, 1986

Class 2 Note Amendments — Dated May 17, 2011 (corrected)

Spring Valley, NY 10977	17817 Davis Road
Dundee, Michigan 48131

/s/ Michael H. Kiely
By Michael H. Kiely in his respective capacities

Note:	John R. Kiely, III, Co-Trustee of the Michael Hughes Kiely 1986 Family Trust has to sign a note amendment for the notes held is said trust to be amended.

Dale Renee Kehoe, Trustee
Dale Renee Kehoe Living Trust
in care of P. Robert Klonoff
1631 North 201st Street
Shoreline, WA 98133

/s/ Dale Renee Kehoe
By Dale Renee Kehoe, Trustee

Michael H. Kiely (self directed) IRA account.

This custodian for this account was TD Ameritrade, Inc., Account # 370-91506.  Michael has transferred this account to Equity Trust Company.  Equity Trust Company has assigned account
# 83574 to this IRA.

/s/ Michael H. Kiely
By Michael H. Kiely, beneficiary

Maria P. Kiely (self directed) IRA account

This custodian for this account was TD Ameritrade, Inc., Account # 370-91507.  Maria has transferred this account to Equity Trust Company.  Equity Trust Company has assigned account
# 83580 to this IRA.

/s/ Maria P. Kiely
By Maria P. Kiely, beneficiary
P. Robert Klonoff and Susan J. Klonoff
1631 North 201st Street
Shoreline, WA 98133

Class 2 Note Amendments — Dated May 17, 2011 (corrected)

/s/ P. Robert Klonoff	/s/ Susan J. Klonoff
P. Robert Klonoff	Susan J. Klonoff

The Klonoff Company, Inc.

/s/ P. Robert Klonoff
By P. Robert Klonoff, its President

Susan W. Pillsbury, Trustee
Susan W. Pillsbury 1998 Revocable
Trust, dtd 3-13-0998

/s/ Susan W. Pillsbury
Susan W. Pillsbury,
Trustee

John N. Hunter, Trustee	John N. Hunter (personally)
Industrial Boxboard Corporation	in care of
Profit Sharing Plan and Trust	Industrial Boxboard Corporation
2247 Davis Court	2247 Davis Court
Hayward, CA 94545	Hayward, CA 94545

/s/ J.N. Hunter
By J. N. Hunter, in his respective capacities

Class 2 Note Amendments — Dated May 17, 2011 (corrected)